EXHIBIT 23.4
August 22, 2007
Mr. Greg Ayers
Chief Financial Officer
ZARS Pharma, Inc.
1142 West 2320 South
Salt Lake City, UT 84119
Re: Written consent to reference Compensia Inc.’s compensation report in Form S-1 filing of ZARS, Inc.
Dear Mr. Ayers:
We hereby consent to the inclusion in the registration statement on Form S-1 of ZARS, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the compensation analysis provided to ZARS, Inc. and to references to our firm’s name therein.
In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The analyses and conclusions should not be construed, in whole or in part, as investment advice by anyone.
Sincerely,
Compensia, Inc.
By: /s/ Allan L. McCall
Allan L. McCall
Principal